KAISER SEVERANCE PROTECTION AND CHANGE OF CONTROL BENEFITS
               PROGRAM

          In 1998, Kaiser Aluminum Corporation ("KAC") and Kaiser Aluminum & Chemical Corporation ("KACC") implemented the Kaiser Severance Protection and Change of Control Benefits Program (the "Program") in order to provide certain selected executive officers and key employees of KACC (collectively, "Participants") with (i) incentives intended to increase the likelihood of retaining the services of the Participants and/or (ii) appropriate protection in the event of a job loss or change of control. The Program will generally remain in effect through December 31, 2000.

          The three components of the Program, each of which is described more fully below, consist of (i) severance payments and benefits in the event of termination, (ii) retention payments condition upon continued employment through specified dates, and (iii) options relating to KAC Common Stock. Under the Program, KAC and KACC have the sole discretion to determine which executive officers and key employees participate in the Program and the level of participation. Not all components of the Program were offered or otherwise made available to all Participants.

          Severance Benefits
          Selected Participants are eligible for severance benefits under the Program upon termination of employment for any reason other than (i) the voluntary resignation or retirement of the Participant, (ii) the discharge of the Participant for serious cause or other reason prejudicial to KAC or KACC, (iii) the Participant becoming eligible for sick leave, long term disability or full early disability benefits under the Kaiser Aluminum Salaried Employees Retirement Plan, (iv) the Participant's refusal to accept another suitable position with KAC or KACC, or (v) the Participant's death. The benefits payable generally consist of a lump sum cash payment ranging from six months to one year of base salary (including, in some instances, prorated incentive awards based upon designated incentive targets) less whatever severance benefits the Participant would otherwise be eligible to receive under the Kaiser Aluminum Termination Payment and Benefits Plan Continuation Policy generally available to all regular salaried employees. Participants may also be entitled under the Program to continued medical, dental, life and accidental death and disability coverage for designated periods after termination.

          In lieu of the severance benefits described above, selected Participants are also eligible for severance benefits in the event the Participant's employment terminates or constructively terminates due to a change of control(1) or significant restructuring(2) (collectively, a "Fundamental Change") during a period which commences ninety (90) days prior to a Fundamental Change and ends on the first anniversary of the Fundamental Change. These benefits are not available if (i) the purchaser, new controlling entity, KAC or KACC offer the Participant suitable employment in a substantially similar capacity at the Participant's current level of compensation (regardless of whether the Participant accepts or rejects the suitable position), (ii) the Participant voluntarily resigns or is terminated, (iii) the Participant is discharged for serious cause or other reason prejudicial to KAC or KACC, (iv) the Participant becomes eligible within ninety (90) days prior to the Fundamental Change for sick leave, long term disability or full early disability benefits under the Kaiser Aluminum Salaried Employees

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          (1)  For purposes of the Program, a "change of control" is generally defined as the transfer of all or substantially all of the assets of, or the merger, consolidation or reorganization of, KAC or KACC to or with another organization or the transfer of the stock of KAC or KACC to another organization in a manner such than neither KAC or MAXXAM Inc. controls KACC.

          (2) For purposes of the Program, a "significant restructuring" is generally defined as the sale or other disposition of a designated portion of KACC's business.


          Retirement Plan, or (v) the Participant dies. If a Participant fails to qualify for severance benefits under the Program as a result of a termination of the Participant's employment due to a Fundamental Change because of any of the above exclusions, the Participant will also fail to qualify for the severance benefits described above in the preceding paragraph.

          The benefits payable under the Program as a result of a termination of employment due to a Fundamental Change generally consist of a lump sum cash payment ranging from nine months to two years of base salary (including, in some instances, prorated incentive awards based upon designated incentive targets) less whatever severance benefits the Participant would otherwise be eligible to receive under the Kaiser Aluminum Termination Payment and Benefits Plan Continuation Policy generally available to all regular salaried employees. Participants may also be entitled under the Program to continued medical, dental, life and accidental death and disability coverage for designated periods after termination due to a Fundamental Change.

          Retention Payments
          Under the Program, selected Participants are also eligible to receive retention payments conditioned upon continued employment as of a designated date. In each instance, the retention payment is also generally payable in the event a Participant's employment is terminated prior to the designated date unless the termination is for any reason described above which would preclude severance payments under the program. Retention payments under the Program generally consist of a lump sum cash payment and are generally based upon six months of salary (including, in some instances, prorated incentive awards based upon designated incentive targets).

          KAC Common Stock Options
          Under the Program, selected Participants are also eligible to receive options to purchase shares of KAC Common Stock. The number of shares of KAC Common Stock subject to such options and the specific terms of such options vary depending upon the level of responsibility and seniority of the Participant.

          Notwithstanding the foregoing, such options generally (i) replace the long term incentive compensation targets otherwise applicable to the Participant receiving the options for designated long term incentive periods beginning on or after January 1, 1998, (ii) expire three to five years after the date of grant, (iii) are based upon market prices of KAC Common Stock on the date of grant, (iv) vest over a period of three or five years, and (v) terminate upon the termination for cause of the Participant.